Exhibit 99.1

EPSIUM ENTERPRISE LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

(ADOPTED ON 27 SEPTEMBER 2023)

CONTENTS

I.	INTRODUCTION	2

II.	STANDARDS OF CONDUCT	2

III.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	2

IV.	INSIDER TRADING	3

V.	CONFLICTS OF INTEREST	3

VI.	NO LOANS TO EXECUTIVE OFFICERS OR DIRECTORS	3

VII.	OUTSIDE DIRECTORSHIPS AND OTHER OUTSIDE ACTIVITIES	4

VIII.	CORPORATE OPPORTUNITIES	4

IX.	FAIR DEALING	5

X.	CUSTOMER RELATIONSHIPS	5

XI.	SUPPLIER RELATIONSHIPS	5

XII.	RELATED PARTY TRANSACTIONS POLICY	5

XIII.	GIFTS AND ENTERTAINMENT	7

XIV.	GOVERNMENT BUSINESS	7

XV.	POLITICAL CONTRIBUTIONS	8

XVI.	PROTECTION AND PROPER USE OF COMPANY ASSETS	8

XVII.	USE OF COMPUTERS AND OTHER EQUIPMENT	8

XVIII.	USE OF SOFTWARE	9

XIX.	USE OF ELECTRONIC COMMUNICATIONS	9

XX.	CONFIDENTIALITY	9

XXI.	RECORDKEEPING	9

XXII.	ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS	10

XXIII.	DISCLOSURE	10

XXIV.	OUTSIDE COMMUNICATIONS	11

XXV.	DISCRIMINATION AND HARASSMENT	11

XXVI.	HEALTH AND SAFETY	11

XXVII.	COMPLIANCE STANDARDS AND PROCEDURES	12

XXVIII.	GENERAL COMPLIANCE GUIDELINES	13

XXIX.	AMENDMENT, MODIFICATION AND WAIVER	14

I.	INTRODUCTION

This Code of Business Conduct and Ethics (the Code) summarizes the ethical standards and key policies that guide the business conduct of EPSIUM ENTERPRISE LIMITED (the Company).

The purpose of this Code is to promote ethical conduct and deter wrongdoing. The policies outlined in this Code are designed to ensure that the Company’s employees, including its officers (collectively referred to herein as employees), and members of its board of directors (directors) act in accordance with not only the letter but also the spirit of the laws and regulations that apply to the Company’s business. The Company expects its employees and directors to exercise good judgment to uphold these standards in their day-to-day activities and to comply with all applicable policies and procedures in the course of their relationship with the Company.

Employees and directors are expected to read the policies set forth in this Code and ensure that they understand and comply with them. All employees and directors are required to abide by the Code. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. The Code does not cover every issue that may arise, but it provides general guidelines for exercising good judgment. Employees and directors should refer to the Company’s other policies and procedures for implementing the general principles set forth below.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief Financial Officer of the Company will have primary authority and responsibility for the enforcement of the Code as the compliance officer for the Company (the Compliance Officer), subject to the supervision of the Audit Committee of the Company, and the Company will devote the necessary resources to enable the Compliance Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code.

Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Compliance Officer. Any violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith. Employees and directors who violate this Code will be subject to disciplinary action.

This Code has been adopted by the Board and shall become effective immediately (the Effective Time).

II.	STANDARDS OF CONDUCT

The Company expects all employees and directors to act with the highest standards of honesty and ethical conduct. The Company considers honest conduct to be conduct that is free from fraud or deception and is characterized by integrity. The Company considers ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed below.

III.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Employees and directors must comply with all laws, rules and regulations applicable to the Company and its business, as well as applicable Company policies and procedures. Each employee and director must acquire appropriate knowledge of the legal requirements relating to his or her duties sufficient to enable him or her to recognize potential problems and to know when to seek advice from the Compliance Officer.

Violations of laws, rules and regulations may subject the violator to individual criminal or civil liability, as well as to discipline by the Company. These violations may also subject the Company to civil or criminal liability or the loss of business. Any questions as to the applicability of any law, rule or regulation should be directed to the Compliance Officer.

IV.	INSIDER TRADING

The purpose of the Company’s insider trading policy is to establish guidelines to ensure that all employees and directors comply with laws prohibiting insider trading. No employee or director in possession of material, non-public information may trade the Company’s securities (or advise others to trade) from the time they obtain such information until after adequate public disclosure of the information has been made. Employees and directors who knowingly trade Company securities while in possession of material, non-public information or who tip information to others will be subject to appropriate disciplinary action up to and including termination. Insider trading is also a crime.

Employees and directors also may not trade in the shares of other companies about which they learn material, non-public information through the course of their employment or service with the Company.

Any questions as to whether information is material or has been adequately disclosed should be directed to the Company's Chief Executive Officer or Compliance Officer. For further details the employees should refer to the Statement of Policy Concerning Trading in Company Securities.

V.	CONFLICTS OF INTEREST

A “conflict of interest” occurs when a person’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole.

A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Conflicts of interest are prohibited as a matter of Company policy. The mere existence of a relationship with outside firms is not automatically prohibited. Nonetheless, conflicts of interest may not always be clear, so if a question arises, higher levels of management or the Company’s Audit Committee should be consulted. Any employee or director who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate persons within the Company.

In certain exceptional circumstances, a situation involving a conflict of interest may be permitted. See Section XXVIII regarding waivers of this Code.

Directors, employees and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

VI.	NO LOANS TO EXECUTIVE OFFICERS OR DIRECTORS

It is the policy of the Company not to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company. Any questions about whether a loan has been made to a director or executive officer in violation of this policy should be directed to the Company's Chief Executive Officer or Compliance Officer.

VII.	OUTSIDE DIRECTORSHIPS AND OTHER OUTSIDE ACTIVITIES

Although an employee’s activities outside the Company are not necessarily a conflict of interest, a conflict could arise depending upon the employee’s position with the Company and the Company’s relationship with the other employer or activity. Outside activities may also be a conflict of interest if they cause, or are perceived to cause, an employee to choose between that interest and the interests of the Company.

An employee may not serve as a director, partner, employee of or consultant to, or otherwise work for or receive compensation for personal services from, any affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company or any other business entity that does or seeks to do business with the Company. In certain exceptional circumstances, an executive officer may be permitted to serve as a director of such an entity (but in no circumstances will an employee be permitted to serve as a director of a competitor of the Company). See Section XXVIII regarding waivers of this Code. Serving in such a capacity for a company that is not an affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company may be permitted, but such activities must be approved in advance by the employee’s supervisor, the Company’s Chief Executive Officer or Compliance Officer.

Employees are encouraged to serve as a director, trustee or officer of non-profit organizations in their individual capacity and on their own time, but they must obtain prior approval from the Company’s Chief Executive Officer to do so as a representative of the Company.

The guidelines in this Section VII are not applicable to directors that do not also serve in management positions within the Company.

VIII.	CORPORATE OPPORTUNITIES

Employees and directors are prohibited from:

●	personally taking for themselves opportunities that are discovered through the use of corporate property, information or position;

●	using corporate property, information or position for personal gain; and

●	competing with the Company.

In the interest of clarifying the definition of “competing with the Company,” if any member of the Board of Directors of the Company who is also a partner or employee of an entity that is a holder of the Company’s Ordinary Shares, or an employee of an entity that manages such an entity (each, a Fund), acquires knowledge of an opportunity of interest for both the Company and such Fund other than in connection with such individual’s service as a member of the Board of Directors (including, if applicable, such board member acquiring such knowledge in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund), then, provided that such director has acted in good faith, such an event shall be deemed not to be “Competing with the Company” under this Section VIII.

Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so in a legal and ethical manner arises.

IX.	FAIR DEALING

The Company seeks to excel while operating fairly and honestly, never through unethical or illegal business practices. Each employee and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

X.	CUSTOMER RELATIONSHIPS

Employees must act in a manner that creates value for the Company’s customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and Company employees must act to preserve and enhance the Company’s reputation.

XI.	SUPPLIER RELATIONSHIPS

The Company’s suppliers make significant contributions to the Company’s success. To create an environment where the Company’s suppliers have an incentive to work with the Company, suppliers must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. In selecting suppliers, the Company does not discriminate on the basis of race, color, religion, sex, national origin, age, sexual preference, marital status, medical condition, veteran status, physical or mental disability, or any other characteristic protected by applicable law. A supplier to the Company is generally free to sell its products or services to any other party, including Company competitors. In some cases where the products or services have been designed, fabricated, or developed to the Company’s specifications, the agreement between the parties may contain restrictions on sales.

XII.	RELATED PARTY TRANSACTIONS POLICY

The Company’s related party transactions policy requires a majority of non-interested directors (such authority shall be assumed by the Audit Committee once the Audit Committee is established and taking effect), review and approve all Related Party Transactions, as hereinafter defined, in advance, and that such Related Party Transactions be disclosed in accordance with applicable legal and regulatory requirements. The Company recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Company and its stakeholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to a Related Party, as hereinafter defined, on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

The non-interested directors or Audit Committee shall consider all of the relevant facts and circumstances available to them, including (if applicable), but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a principal, member, partner, shareholder or senior officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties and employees generally.

The Company’s policy requires that no member of the Board or the Audit Committee shall participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family members is the Related Party. The non-interested directors or the Audit Committee shall approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of the Company and its stakeholders, as the majority of non-interested directors or the Audit Committee determines in good faith.

It shall not be considered a violation of the Company’s policy in the event a Related Party Transaction involving a director or senior officer is entered into without his or her knowledge, if such director or senior officer notifies the Compliance Officer or the Company’s secretary (the Corporate Secretary) as soon as practical after such director or senior officer becomes aware of the transaction so the Related Party Transaction can be presented to the Audit Committee for the required review.

Directors and senior officers shall notify the Corporate Secretary or Compliance Officer of any potential Related Party Transactions as soon as the director or senior officer becomes aware of any such transaction. The Corporate Secretary and Compliance Officer shall inform the Board or the Audit Committee of any Related Party Transaction of which they become aware. The Corporate Secretary and Compliance Officer shall be responsible for conducting a preliminary analysis and review of potential Related Party Transactions and presentation to the non-interested directors or the Audit Committee for review including provision of additional information to enable proper consideration by the non-interested directors or the Audit Committee.

At the time the Company becomes aware of a person’s status as a beneficial owner of more than 5% of any class of the Company’s voting securities, and annually thereafter for so long as such ownership status is maintained, the Compliance Officer shall request (a) if the person is an individual, the same information as is requested of directors and senior officers under this related party transactions policy and (b) if the person is a firm, corporation or other entity, a list of the principals or senior officers of the firm, corporation or entity.

As necessary, the non-interested directors or the Audit Committee shall review approved Related Party Transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The non-interested directors or the Audit Committee may, in its discretion, engage outside counsel to review certain Related Party Transactions.

This related party transactions policy will be further reviewed and adopted by the Audit Committee once such committee is established and taking effect. The non-interested directors or Audit Committee will review this policy periodically and update it as appropriate.

For purposes of this Code, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Party had, has or will have a direct or indirect material interest.

For purposes of this Code, a “Related Party” means:

●	Any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or senior officer of the Company or a nominee to become a director of the Company;

●	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

●	Any immediate family member of any of the foregoing persons; and

●	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

XIII.	GIFTS AND ENTERTAINMENT

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. A problem may arise if:

●	the receipt by one of our employees of a gift or entertainment would compromise, or could reasonably be viewed as compromising, that person’s ability to make objective and fair business decisions on behalf of the Company; or

●	the offering by one of our employees of a gift or entertainment would appear to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships, or could reasonably be viewed as such an attempt.

Employees must use good judgment and ensure there is no violation of these principles. No gift or entertainment should be given or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, (5) does not violate any laws or regulations and (6) is not one of a series of small gifts or entertainments that can be construed as part of a larger, expensive gift. Any questions about whether any gifts or proposed gifts are appropriate should be directed to the Company’s Chief Financial Officer or Compliance Officer.

XIV.	GOVERNMENT BUSINESS

Employees should understand that special requirements might apply when contracting with any governmental body (including national, state, provincial, municipal, or other similar governmental divisions on local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Some key requirements for doing business with government are:

●	Accurately representing which Company products are covered by government contracts;

●	Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract; and

●	Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Company’s Chief Financial Officer or Compliance Officer).

When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. Promising, offering or giving of favors, gratuities or gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees and directors must obtain pre-approval from the Company’s Chief Executive Officer or Chief Financial Officer, as appropriate, before providing anything of value to a government official or employee. The foregoing does not apply to lawful personal political contributions.

In addition, the U.S. Foreign Corrupt Practices Act (FCPA) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. A violation of FCPA does not only violate the Company’s policy but also constitute a civil or criminal offense under FCPA which the Company is subject to after the Effective Time. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with and approved by an employee’s supervisor in advance before it can be made.

XV.	POLITICAL CONTRIBUTIONS

It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company’s Chief Financial Officer and, if required, the Company’s Board of Directors.

XVI.	PROTECTION AND PROPER USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

●	exercise reasonable care to prevent theft, damage or misuse of the Company’s assets;

●	promptly report any actual or suspected theft, damage or misuse of the Company’s assets;

●	safeguard all electronic programs, data, communications and written materials from unauthorized access; and

●	use the Company’s assets only for legitimate business purposes.

Company assets include intellectual property such as patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas, designs, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

XVII.	USE OF COMPUTERS AND OTHER EQUIPMENT

The Company strives to furnish employees with the equipment necessary to efficiently and effectively perform their jobs. Employees must care for that equipment and use it responsibly and only for Company business purposes. If employees use Company equipment at their home or off site, precautions must be taken to protect such Company equipment from theft or damage. Employees must immediately return all Company equipment when their employment relationship with the Company ends. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote our interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and will remain the sole and exclusive property of the Company.

Employees should not maintain any expectation of privacy with respect to any electronic communications made using Company equipment. To the extent permitted by applicable law, the Company retains the right to gain access to any such information, at any time, with or without your knowledge, consent or approval.

XVIII.	USE OF SOFTWARE

All software used by employees to conduct Company business must be appropriately licensed. Employees should never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose the employee and the Company to potential civil and criminal liability. The Company’s information technology department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non- licensed/supported software will be removed.

XIX.	USE OF ELECTRONIC COMMUNICATIONS

Employees must use electronic communication devices in a legal, ethical, and appropriate manner. Electronic communications devices include computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, telephones or future types of electronic communication. Employees may not post or discuss information concerning Company products or business on the Internet without the prior written consent of the Company’s Chief Executive Officer or Chief Financial Officer. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of the Company’s communications systems.

XX.	CONFIDENTIALITY

Employees and directors should maintain the confidentiality of information entrusted to them by the Company or its affiliates, customers, partners, distributors and suppliers, except when disclosure is specifically authorized by the Company’s Chief Executive Officer or Chief Financial Officer or required by law.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its affiliates, customers, partners, distributors and suppliers if disclosed. Any questions about whether information is confidential should be directed to the Company’s Chief Executive Officer, Chief Financial Officer or Compliance Officer.

XXI.	RECORDKEEPING

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are a source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of business.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the transactions and matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. Unrecorded funds or assets should not be maintained.

The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Company’s Chief Financial Officer or Compliance Officer, as appropriate.

XXII.	ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

Upon the Effective Time, the Company will be required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

●	Financial results that seem inconsistent with the performance of the underlying business;

●	Transactions that do not seem to have an obvious business purpose; and

●	Requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other employees working in the finance department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to:

●	issuing or reissuing a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

●	not performing audit, review or other procedures required by generally accepted auditing standards or other professional standards;

●	not withdrawing an issued report when withdrawal is warranted under the circumstances; or

●	not communicating matters required to be communicated to the Company’s Audit Committee.

XXIII.	DISCLOSURE

The information in the Company’s public communications, including filings with the Securities and Exchange Commission, must be full, fair, accurate, timely and understandable. All employees and directors are responsible for acting in furtherance of this policy. In particular, each employee and director is responsible for complying with the Company’s disclosure controls and procedures and internal controls for financial reporting. Any questions concerning the Company’s disclosure controls and procedures and internal controls for financial reporting should be directed to the Company’s Chief Executive Officer, Chief Financial Officer or Compliance Officer, as appropriate.

XXIV.	OUTSIDE COMMUNICATIONS

The Company has established specific policies regarding who may communicate information to the public, the press and the financial analyst communities:

●	The Company’s Chief Executive Officer, Chief Financial Officer and investor relations personnel are official spokespeople for financial matters.

●	The Company’s corporate communications personnel are official spokespeople for public comment, press, marketing, technical and other such information.

●	All communications made to public audiences, including formal communications and presentations made to investors, customers or the press, require prior approval in accordance with the Company’s established policies for such communications, including review by investor relations or corporate communications personnel, as applicable, with final review by the Company’s Chief Executive Officer or Chief Financial Officer, who will ensure that all necessary review is undertaken.

●	These designees are the only people who may communicate externally on behalf of the Company. Employees and directors should refer all inquiries or calls from the press, from shareholders or from financial analysts to the investor relations department or the Company’s Chief Financial Officer, who will see that the inquiry is directed to the appropriate authority within the Company.

●	Employees and directors may not publish or make public statements outside the scope of employment with or service to the Company that might be perceived or construed as attributable to the Company without preapproval from the Company’s Chief Executive Officer or Chief Financial Officer, as appropriate. Any such statement must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

XXV.	DISCRIMINATION AND HARASSMENT

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class. For further information, employees should consult the Compliance Officer.

XXVI.	HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threats of violence are not permitted. Each employee is expected to perform his/her duty to the Company in a safe manner, not under the influence of alcohol, illegal drugs or other controlled substances. The use or possession of illegal drugs or other controlled substances in the workplace is prohibited.

XXVII.	COMPLIANCE STANDARDS AND PROCEDURES

No code of conduct and ethics can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions. Since the Company cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees and directors approach questions or problems as they arise.

A.	Designated Compliance Officer

The Company’s Chief Financial Officer shall be designated as the Company’s Compliance Officer with responsibility for overseeing and monitoring compliance with the Code. The Compliance Officer reports directly to the Chief Executive Officer with respect to these matters and also will make periodic reports to the Company’s Audit Committee regarding the implementation and effectiveness of this Code as well as the policies and procedures put in place to ensure compliance with the Code.

B.	Seeking Guidance

Employees and directors are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding the Code should be brought to the attention of the Company’s Chief Financial Officer or Compliance Officer.

C.	Reporting Violations

If an employee or director knows of or suspects a violation of the Code, or of applicable laws and regulations, he or she must report it immediately to the Company’s Chief Executive Officer, Chief Financial Officer or Compliance Officer, as appropriate. If the situation warrants or requires it, the reporting person’s identity will be kept anonymous to the extent legally permitted and practical.

D.	No Retaliation

Any employee or director who observes possible unethical or illegal conduct is encouraged to report his or her concerns. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. federal securities law violations and other federal offenses.

E.	Investigations

Reported violations will be promptly investigated. The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to conduct or manage investigations on its behalf and recommend disciplinary action. Subject to the general authority of the Board of Directors to administer this Code, the Chief Financial Officer and the Compliance Officer will be jointly responsible for investigating violations (including the initiating of any such investigation) and determining appropriate disciplinary action for other employees, agents and contractors. The Chief Financial Officer and the Compliance Officer may designate others to conduct or manage investigations on their behalf and recommend disciplinary action.

The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer and the Compliance Officer. It is imperative that the person reporting the violation not conduct an investigation on his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company into reported violations.

F.	Discipline/Penalties

Employees and directors who violate the laws or regulations governing the Company’s business, this Code, or any other Company policy, procedure or requirement may be subject to disciplinary action, up to and including termination. Employees and directors who have knowledge of a violation and fail to move promptly to report or correct it, or who direct or approve violations, may also be subject to disciplinary action, up to and including termination.

Furthermore, violations of some provisions of this Code are illegal and may subject the employee or director to civil and criminal liability.

XXVIII.	GENERAL COMPLIANCE GUIDELINES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

Make sure you have all the facts possible. To reach the right solutions, we must be as fully informed as possible.

●	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, follow up on it.

●	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

●	Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager's responsibility to help solve problems.

●	Seek help from Company resources. If you do not feel comfortable approaching your manager with your question, discuss it with your local Human Resources representative.

●	You may report ethical violations in confidence and without fear of retaliation. If you find yourself in a situation that requires that your identity be kept confidential, your anonymity will be protected to the extent possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

●	Always ask first, act later when confronted with an ethical issue: If you are unsure of what to do in any situation, seek guidance before you act.

XXIX.	AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors or a committee of the Board of Directors.

Any amendment or waiver of this Code for a director, executive officer or any financial or accounting officer at the level of the principal accounting officer or controller or above, may be made only by the Board of Directors, and must be promptly disclosed to shareholders if and as required by applicable law or the rules of the share exchange on which the Company’s shares are traded. Waivers with respect to other employees or applicable contractors may be made only by the Company’s Chief Executive Officer. Any waiver of this Code with respect to a conflict of interest transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, must be approved in advance by the Company’s Audit Committee.